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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 0-16815

             NHP Retirement Housing Partners I Limited Partnership,
                         a Delaware Limited Partnership
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              14160 Dallas Parkway, Suite 300, Dallas, Texas 75254
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Limited Partnership Assignee Interests
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section l3( a) or 15( d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule   12g-4(a)(1)(i)     |X|       Rule   12h-3(b)(1)(i)   |X|
        Rule   12g-4(a)(1)(ii)    |_|       Rule   12h-3(b)(1)(ii)  |_|
        Rule   12g-4(a)(2)(i)     |_|       Rule   12h-3(b)(2)(i)   |_|
        Rule   12g-4(a)(2)(ii)    |_|       Rule   12h-3(b)(2)(ii)  |_|
                                            Rule   15d-6            |_|

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the terms of registrant's limited partnership agreement, registrant was dissolved and its existence cancelled effective as of November 13, 2003. Accordingly, registrant is no longer in existence and has no holders of record as of such date.

     Pursuant to the requirements of the Securities Exchange Act of 1934, NHP Retirement Housing Partners I Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  NHP RETIREMENT HOUSING PARTNERS
                                  LIMITED PARTNERSHIP

                                  By: Capital Realty Group Senior Housing, Inc. General Partner


Date:  November 13, 2003               By:      /s/ Robert Lankford
                                          ----------------------------------
                                          Robert Lankford
                                          President (duly authorized officer)

Instruction: This form is required by Rules 12g-4, 12h-3 and l5d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counselor by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.







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SEC 2069 (09-03)